Exhibit 99.1

Supreme Court reverses Federal Circuit Court’s decision that foreign lost profits are categorically unavailable to WesternGeco L.L.C. in patent litigation; case remanded to Federal Circuit for consideration of other arguments
Company scheduled conference call for June 22 at 12:00 pm Eastern Time
HOUSTON - June 22, 2018 - ION Geophysical Corporation (ION) (NYSE: IO) today announced that the Supreme Court of the United States reversed a lower court’s determination that lost profits of the type WesternGeco sought against ION, attributable to foreign conduct by third parties, are not available as a matter of law.
The Supreme Court reversed the Federal Circuit Court’s 2015 decision that such profits were unavailable, but did not reinstate the $93 million jury verdict against ION that the Federal Circuit had overturned. Rather, the Supreme Court remanded the case back to the Federal Circuit for consideration of other arguments that could reduce or eliminate the damages.
“While we are disappointed with the Supreme Court’s ruling, and believe that the type of lost profits WesternGeco is seeking should be categorically unavailable, the Federal Circuit has yet to determine whether they are available to WesternGeco in this case because they never opined on an argument we made, and that we preserved,” stated Brian Hanson, ION’s President and Chief Executive Officer. “Under the jury instruction given in trial court, the jury could only award lost profits to WesternGeco if they found that ION and WesternGeco were direct competitors for the surveys that WesternGeco lost. However, we did not bid for or perform any of those surveys; they were performed by foreign customers who bought our DigiFIN lateral streamer positioning devices. We were only a supplier to that market; not a participant in it. We strongly believe that we are right in our argument that the jury could not have found us to be a direct competitor in this market, and that the award should be reversed on those grounds alone. Because the Federal Circuit ruled for us on other grounds-the grounds that the Supreme Court today reversed-the Federal Circuit did not address this alternative argument in their 2015 opinion. We preserved this argument, which the Supreme Court’s opinion does not address, and now it will be decided by the Federal Circuit Court.
“In addition, between the time the Supreme Court heard arguments in our case in April and issued this decision, the Federal Circuit affirmed a finding by the Patent and Trademark Appeals Board that four of the six patent claims that supported the damages to WesternGeco were based on patents that never should have issued in the first place. We

Exhibit 99.1

will seek a new trial as to damages and will forcefully argue in any new trial that the two remaining claims cannot support lost profits.
“We feel strongly about our legal position, and we are prepared to continue fighting this matter through 2019 and beyond.”
In conjunction with the release, ION has posted prepared remarks and a lawsuit flowchart with the possible timing of these proceedings on its website. In addition, the Company has scheduled a conference call, which will consist of the prepared remarks followed by a Q&A session for clarification of those prepared remarks, for Friday, June 22 at 12:00 p.m. Eastern Time (11:00 a.m. Central Time).

What: ION WesternGeco Litigation Update Conference Call
When: Friday, June 22, 2018 - 12:00 p.m. Eastern Time

How:	Live via phone - By dialing (877) 407-0672 and asking for the ION call a few minutes prior to the start time.
For those who cannot listen to the live call, a telephonic replay will be available through July 6, 2018 and may be accessed by calling (877) 660-6853 using pass code 13680628#. Also, an archive of the call will be available shortly after the call on the company’s website at http://investorrelations.i-o.com.
About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contacts
ION (Investor relations)
Executive Vice President and Chief Financial Officer
Steve Bate, +1 281.552.3011
steve.bate@iongeo.com
ION (Legal)
EVP, General Counsel & Corporate Secretary
Matthew Powers, +1 713.366.7226
matt.powers@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the final outcome or timing of this litigation or the related proceedings. For additional information regarding the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2017, filed on February 8, 2018. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Exhibit 99.1